Exhibit 10.9

May 2, 2018

Laura A. Wilkin

30 Nottingham Lane

Rogers, AR 72758

Dear Laura,

At Petco, we know that business success begins with having great leaders who promote a high-performing, service-oriented culture. During the interview process and subsequent discussions, we were impressed by your skill set and management style, and we believe you have got what it takes to be an effective leader at Petco.

It’s a great time to join our organization. We operate in a fun and growing industry, and we’re making terrific progress in our journey to become the undisputed pet industry leader.

On behalf of Petco Animal Supplies Stores, Inc., I am delighted to invite you to join the Petco team and am pleased to extend an offer of employment to you as Executive Vice President, Supply Chain reporting directly to Brad Weston, Chief Executive Officer. Based on our discussions, your anticipated first day of work will be Monday, May 21, 2018. Please take a moment to review the details of your offer as indicated below:

Compensation - Your compensation will be $515,000.00 annually.

Annual Incentive - Provided the Board of Directors approves an incentive payment for the fiscal year, you will be eligible for incentive consideration based on 80% of your annual salary. Incentive payments for senior executives are awarded based on achievement of annual Company performance targets, and if approved, are typically awarded in late April. You must be employed at Petco at the time the bonus is paid in order to be eligible to receive payment.

Long Term Incentive - Following the commencement of employment with the Company and subject to Board approval and applicable plan terms, you will receive an award of 6,000,000 long term incentive units. Following approval of your grant, you will receive from the Law Department important details about your award, including an Award Agreement and processing instructions.

Performance Review - Performance reviews are based on a fiscal review period of February to January. Merit increases shall be tied to performance results assessed during the annual review cycle.

Retention Bonus – Upon 48 months following the commencement of your employment with Petco Animal Supplies Stores, Inc., you will receive $2,000,000 as a retention bonus. You must be employed at Petco at the time the bonus is paid in order to be eligible to receive this payment.

However, should you experience an involuntary, not-for-Cause termination within 48 months of the commencement of your employment, the full retention bonus will be paid in full, subject to standard deductions and withholdings, and subject to you signing (and not revoking) a severance agreement and general release of claims in the form to be provided by Petco.

Severance Provision - Should you experience an involuntary, not-for-Cause termination, Petco will provide for a severance payment equal to twelve (12) months of your base salary, subject to standard deductions and withholdings, and subject to you signing (and not revoking) a severance agreement and general release of claims in the form to be provided by Petco.

Relocation - We are pleased to provide you with relocation assistance through our third-party provider, Cartus. A PDF for Package D Homeowner that describes your benefits in detail has been included for your review. Petco approves an exception under our Interim Living Options to provide a lump sum payment of $25,000 (tax assisted) in lieu of directly providing corporate housing. In addition Petco approves the use of an enclosed car carrier to move your four vehicles, two motorcycles and one scooter. Petco will cover the cost of one rental car for the duration of time you reside in corporate housing. A Cartus representative will contact you directly within three business days after accepting and returning your Offer Letter to begin the relocation process.

Medical/Dental/Vision Benefits/Flex Spending Plan - Upon date of hire, you are eligible to participate in the Petco group medical/dental/vision/flex spending plans. Your contributions for the first 60 days will be deducted on an after-tax basis. Effective the first of the month following 60 days, your contributions will be withheld on a pre-tax basis. Upon hire, you may access www.mypetcobenefits.com for more information on our benefit plans.

Non-Qualified Deferred Compensation Plan - You may contribute up to 85% of base pay and up to 100% of your fiscal year bonus each calendar year into the non-qualified deferred compensation plan. Petco has a discretionary match on base pay and bonus pay. You may enroll within 30 days of hire and each year in November for the following year.

401(k) Savings Plan - You will be eligible to participate in the Petco Animal Supplies 401(k) Plan effective the first of the month following one year of service, provided that you meet the eligibility requirements. You may elect to contribute up to 60% of your salary on a tax-deferred basis (subject to any plan discrimination testing limits). Petco will provide a discretionary matching contribution of 50% on the first 3% of salary deferred (subject to any plan discrimination testing limits).

Time Off Work - Petco offers an informal time off policy, which allows executives (i.e., Director-level and above for purposes of time off policy) to take as much time away from the office as needed and as deemed consistent with the responsibilities of the job, subject to approval by one’s manager. Because executives are expected to work as needed to fulfill their job responsibilities, Petco leaves to the discretion of each executive how to best manage his/her time, including scheduling time away from the office for vacation, illness, and other personal reasons. While no accrual or allotment of hours occurs under this informal time off policy, it would not be unreasonable for an executive to take 20 to 30 days of each year for vacation or other personal reasons.

Financial and Tax Preparation Services – As a senior officer, you will be eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs company. This service is paid for by the Company, and treated as income to you for tax purposes.

Executive Physical - As a senior officer, you will be eligible to receive an annual comprehensive wellness exam provided through Scripps Center for Executive Health. This service is paid for by the Company, and treated as income to you for tax purposes.

Petco Discount - Upon date of hire, you are eligible to participate in a number of Company-sponsored benefits including a 20% merchandise discount at all Petco stores.

This offer is contingent upon our receipt and verification of various pre-employment screening elements including, but not limited to: education records as you have stated on your application and/or resume; background check results; and assessments results/profiles. If you accept this conditional offer of employment, we suggest that you do not give notice to your current employer or make any other arrangements with respect to potential employment with the Company until you have been notified that we have successfully completed all components of this pre-employment process.

Petco is an “at will” employer and as such, employment with Petco is not for a fixed term of definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement of this term. Any contrary representations which may have been made or which may be made to you are superseded by this offer. If you accept this offer, the terms described in this letter shall be the terms of your employment.

You will be required to sign Petco’s Code of Ethics and Conduct as a condition of employment. The purpose of this document is to set forth Petco’s policy of Ethical Standards and Business Practices. The entire policy will be reviewed during New Hire Orientation. If you would like to preview a copy of the Code of Ethics and Conduct prior to that time, please contact me and I can provide a copy for you.

Laura, we look forward to having you as a member of the Petco leadership team and to the contributions you will make. To acknowledge and accept the above-described offer please sign, date, scan and email a copy of this letter to Matt Kennon, Director of Talent Acquisition. If you have any questions, please contact Matt at                         .

Sincerely,

Brad Weston Chief Executive Officer

Acknowledged by:

Signature: /s/ Brad Weston

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